Exhibit 5.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

SolarBank Corporation

We consent to the reference to our Firm under the caption “Interest of Experts” in the Short Form Base Shelf Prospectus dated May 7, 2025, that is incorporated by reference into the registration statement on Form-10 (the “Form F-10”) of SolarBank Corporation (the “Company”) and to the incorporation by reference of the Report of Independent Registered Public Accounting Firm prepared by us, dated September 30, 2024, with respect to the audited consolidated financial statements of the Company as at June 30, 2024.

/s/ ZH CPA, LLC

Denver, Colorado

May 7, 2025